Exhibit 99.1

March 30, 2023

VIA E-Mail

Jessica Saxton

[* * *]

RE: Amendment to Offer of Employment with Charlotte’s Web Holdings, Inc.

Dear Jessica,

This letter serves as an amendment (“Amendment”) to your offer of employment from Charlotte’s Web Holdings, Inc. Provided that you timely sign and return a copy of this Amendment to me, this Amendment shall be effective as of March 10, 2023. Except as expressly set forth in this Amendment, all other terms and conditions of your Offer Letter remain in full force and effect, as if expressly stated herein.

1.	Relocation. The relocation section of your offer letter shall be amended such that Charlotte’s Web will increase relocation costs from $40,000 up to $45,000.
2.	Housing assistance. Charlotte’s Web is prepared to offer you $1,500 per month for a total of 12 months, grossed up, to assist with housing costs. Reimbursement will be made directly to you through regular payroll.
3.	Vehicle Lease. Charlotte’s Web offers $1120/month through January 31, 2025 for a vehicle lease.

Nothing contained herein shall in any way alter the nature of your employment status as an at-will employee. Please confirm your understanding and acceptance of this Amendment by signing and returning a copy of this Agreement to me by March 15, 2023.

We look forward to mutual collaboration and to your continued contribution in developing the business. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Mindy Garrison

Mindy Garrison

Chief People Officer

On behalf of Charlotte’s Web Holdings, Inc.

Accepted and Agree:

/s/ Jessica Saxton	March 30, 2023
Jessica Saxton	Date

[* * *] Indicates material that has been redacted from this Exhibit 10.1 because it is confidential and not material.

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